Exhibit 16.1

A	C	I	ARMANDO C. IBARRA Certified Public Accountants A Professional Corporation

Armando C. Ibarra, C.P.A . Armando Ibarra, Jr., C.P.A., JD	Members of the California Society of Certified Public Accountants Members of the American Institute of Certified Public Accountants Registered with the Public Company Accounting Oversight Board

July 20, 2006

United States Securities and Exchange Commission Division of Corporation Finance 450 Fifth Street, N.W. Washington, D.C: 20549

Dear Sir or Madam:

We have read Item 4.0l of Form 8-K dated July 20, 2006, of WorldTradeShow.com, Inc, and are in agreement with the statements which state that there were no disagreements between the Registrant and our firm on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure through July 20, 2006. Our audit report for the fiscal year ended April 30, 2005 did not contain an adverse opinion or disclaimer of opinion, nor was it modified as to uncertainty, audit scope or accounting principles.

We have no basis to agree or disagree with other statements of the Registrant contained therein. If you have any questions or need additional information, please call me at (619) 422-1348.

Sincerely,

/S/ Armando C. Ibarra Armando C. Ibarra, CPA

371 E Street, Chula Vista, Ca. 91910
Tel: (619) 422-1348	Fax: (619) 422-1465